EXHIBIT 99.1

Bovie Medical Corporation Appoints Charles D. Goodwin Chief Executive Officer;
Updates 2017 Outlook

Mr. Goodwin Brings Nearly 25 Years of Experience in the Medical Technology Industry to Advance the Growth and Profitability of Bovie Medical and Drive the Commercialization of J-Plasma®

CLEARWATER, FL — DECEMBER 18, 2017 - Bovie Medical Corporation (NYSEMKT:BVX) (the "Company"), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced that Charles D. Goodwin has been named Chief Executive Officer, and will join the Company’s Board of Directors effective December 15, 2017. Mr. Goodwin succeeds Robert L. Gershon, who has resigned to pursue other opportunities. The Board thanks Rob for his service and wishes him well in his future endeavors.

“After thorough consideration, The Board of Directors has voted unanimously to appoint Charlie to the role of Chief Executive Officer,” said Andrew Makrides, Chairman of the Company’s Board of Directors. “The appointment of Mr. Goodwin represents an important strategic decision for Bovie Medical as we pursue strong growth performance and improving profitability. Charlie is the ideal executive to lead the Company on its next stage of growth.”

Mr. Makrides continued: “Over the course of his nearly 25-year career in the medical device industry, Charlie has a demonstrated track record of delivering strong revenue growth and operational excellence. As Vice President of Olympus Corporation’s global surgical energy group for five years, Charlie was directly responsible for the group’s global commercial strategy, managing a team of over 500 employees with full profit and loss responsibility. Prior to joining Olympus, Charlie was the President of Worldwide Sales at Gyrus ACMI, where he led the business to record growth in sales and profit, and served as a key member of the executive team that negotiated the acquisition of Gyrus ACMI by Olympus for $2.2 billion. Before his promotion to President of Worldwide Sales, Charlie was instrumental in developing Gyrus’s global distribution network as President, Surgical Division, where he achieved average annual sales growth of 35% for three consecutive years. The Board is confident that he will drive growth and enhance the Company’s operational performance, which together we believe will increase shareholder value going forward.”

“I am excited to lead Bovie Medical as the Company commercializes its transformational J-Plasma technology and continues to grow sales,” said Charlie Goodwin, Chief Executive Officer of Bovie Medical. “J-Plasma represents an exciting step forward from the surgical energy technologies that have been traditionally applied in these markets, with its potential in several surgical specialties to improve surgical precision and enhance procedure safety by minimizing collateral tissue damage. I am looking forward to working together with our employees and the Board to continue to drive the commercial adoption of this unique, cutting edge energy technology, for the benefit of our customers and shareholders.”

2017 Outlook:

The Company now expects total revenue in the range of $37.0 million to $37.5 million, representing growth of 0% to 1% year-over-year, compared to prior guidance which assumed growth in the range of approximately 4% to 5% year-over-year. The change in the total revenue guidance range is driven primarily by softer sales performance in our Core segment in the fourth quarter; J-Plasma sales growth expectations remain unchanged from prior guidance expectations.

•	The Company expects total revenue growth to be driven by:

◦	Advanced Energy sales growth in the range of approximately 93% to 98% year-over-year, unchanged from prior guidance expectations,

◦	OEM sales decline in the range of approximately 53% to 54% year-over-year, as compared to a decline in the range of approximately 50% to 55% previously,

◦	Core sales growth in the range of approximately 0% to 1% year-over-year, as compared to growth in the range of approximately 3% to 4% year-over-year previously.

•
The Company now expects a GAAP net loss of approximately $6.3 million, compared to prior guidance for a loss of $5 million and adjusted EBITDA loss in a range of $4.6 million to $4.8 million, compared to adjusted EBITDA loss in a range of $3.3 to $3.5 million previously.

◦	The new GAAP net loss and adjusted EBITDA loss range for fiscal year 2017 includes approximately $0.9 million in separation expense related to the CEO change.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented plasma-based surgical product for cutting, coagulation and ablation of soft tissue. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of plasma that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. The new J-Plasma® handpieces with Cool-Coag™ technology deliver the precision of helium plasma energy, the power of traditional monopolar coagulation and the efficiency of plasma beam coagulation - enabling thin-layer ablation and dissection and fast coagulation with a single instrument, minimizing instrument exchange and allowing a surgeon to focus on their patient and their procedures. With Cool-Coag technology, the new J-Plasma handpieces can deliver three distinctly different energy modalities - further increasing the utility and versatility of the J-Plasma system. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, IDS™ and DERM™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation at www.boviemed.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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